Exhibit (a)(1)(G)

Notice of Grant of Stock Options and Option Agreement	Active Power, Inc. ID: 74-2981657 2128 West Braker Lane, Braker 12 Austin, TX 78758

[Name]	Option Number:
[Address]	Plan:

Effective [            ], you have been granted a(n) [Incentive/Non-Qualified] Stock Option to buy [            ] shares of Active Power, Inc. (the Company) stock at $[            ] per share.

The total option price of the shares granted is $[            ].

Shares in each period will become fully vested on the date shown.

Shares		Vest Type		Full Vest		Expiration
[______	]	[______	]	[______	]	[______	]
[______	]	[______	]	[______	]	[______	]
[______	]	[______	]	[______	]	[______	]
[______	]	[______	]	[______	]	[______	]

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Active Power, Inc.	Date

[Name]	Date

ACTIVE POWER, INC.

STOCK OPTION AGREEMENT

RECITALS

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or of the board of directors of any Parent or Subsidiary and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The option shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2. Option Term. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. Limited Transferability. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. However, if this option is designated a Non-Statutory Option in the Grant Notice, then this option may be assigned in whole or in part during Optionee’s lifetime either as (i) a gift to one or more family members of Optionee’s Immediate Family, to a trust in which Optionee and/or one or more such family members hold more than fifty percent (50%) of the beneficial interest or an entity in which more than fifty percent (50%) of the voting interests are owned by Optionee and/or one or more such family members, or (ii) pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

4. Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

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5. Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i) Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then this option shall remain exercisable until the earlier of (i) the expiration of the three (3)-month period measured from the date of such cessation of Service or (ii) the Expiration Date.

(ii) Should Optionee die while holding this option, then Optionee’s Beneficiary shall have the right to exercise this option until the earlier of (A) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (B) the Expiration Date.

(iii) Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then this option shall remain exercisable until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of such cessation of Service or (ii) the Expiration Date.

(iv) During the applicable post-Service exercise period, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable on the date of Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding to the extent this option is not otherwise at that time exercisable for vested shares.

(v) Should Optionee’s Service be terminated for Misconduct or should Optionee engage in Misconduct while this option is outstanding, then this option shall terminate immediately and cease to be outstanding.

6. Special Acceleration of Option.

(a) In the event of a Change in Control, this option, to the extent outstanding at that time but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully-vested shares of Common Stock. No such acceleration of this option, however, shall occur if and to the extent: (i) this option is, in connection with the Change in Control, assumed or otherwise continued in full force and effect by the successor corporation (or parent thereof) pursuant to the terms of the Change in Control or (ii) this option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on the Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent pay-out in accordance with the same option exercise schedule set forth in the Grant Notice.

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(b) Immediately following the consummation of the Change in Control, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control.

(c) If this option is assumed in connection with a Change in Control, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9. Manner of Exercising Option. In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

(ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Corporation;

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(B) a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 13;

(C) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(D) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (I) to a Corporation-approved brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all income and employment tax withholding requirements applicable to the option exercise.

(b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this option be exercised for any fractional shares.

10. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

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(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee and Optionee’s assigns and Beneficiaries.

12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Financing. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse promissory note payable to the Corporation. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

14. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

15. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

16. Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

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17. Additional Terms Applicable to an Incentive Option. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

(i) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

(ii) No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(iii) Should the exercisability of this option be accelerated upon a Change in Control, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Change in Control occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option.

(iv) Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

18. Leave of Absence. The following provisions shall apply upon the Optionee’s commencement of an authorized leave of absence:

(i) The exercise schedule in effect under the Grant Notice shall be frozen as of the first day of the authorized leave, and this option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave.

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(ii) Should Optionee resume active Employee status within sixty (60) days after the start date of the authorized leave, Optionee shall, for purposes of the exercise schedule set forth in the Grant Notice, receive Service credit for the entire period of such leave. If Optionee does not resume active Employee status within such sixty (60)-day period, then no Service credit shall be given for the period of such leave.

(iii) If this option is designated as an Incentive Option in the Grant Notice, then the following additional provision shall apply:

(A) If the leave of absence continues for more than ninety (90) days, then this option shall automatically convert to a Non-Statutory Option at the end of the three (3)-month period measured from the ninety-first (91st) day of such leave, unless Optionee’s reemployment rights are guaranteed by statute or by written agreement. Following any such conversion of this option, all subsequent exercises of this option, whether effected before or after Optionee’s return to active Employee status, shall result in an immediate taxable event, and the Corporation shall be required to collect from Optionee the income and employment withholding taxes applicable to such exercise.

(iv) In no event shall this option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume Employee status prior to the Expiration Date of the option term.

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EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Active Power, Inc. (the “Corporation”) that I elect to purchase              shares of the Corporation’s Common Stock (the “Purchased Shares”) at the option exercise price of $              per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me under the Corporation’s 2000 Stock Incentive Plan on                     .

Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

Date

Optionee

Address:

Print name in exact manner it is to appear on the stock
certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

Employee Number

APPENDIX

The following definitions shall be in effect under the Agreement:

A. Agreement shall mean this Stock Option Agreement.

B. Beneficiary shall mean, in the event the Plan Administrator implements a beneficiary designation procedure, the person designated by Optionee, pursuant to such procedure, to succeed to Optionee’s rights under the option evidenced by this Agreement to the extent the option is held by Optionee at the time of death. In the absence of such designation or procedure, the Beneficiary shall be the personal representative of the estate of Optionee or the person or persons to whom the option is transferred by will or the laws of descent and distribution.

C. Board shall mean the Corporation’s Board of Directors.

D. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(a) a merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction.

(b) any stockholder-approved transfer or other disposition of all or substantially all of the Corporation’s assets, or

(c) the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board recommends such stockholders to accept.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean the Corporation’s common stock.

G. Corporation shall mean Active Power, Inc., a Delaware corporation.

H. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I. Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

J. Exercise Price shall mean the exercise price per share as specified in the Grant Notice.

K. Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

L. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M. Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

N. Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

O. Immediate Family of Optionee shall mean Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

P. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

Q. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any intentional wrongdoing by Optionee, whether by omission or commission, which adversely affects the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not limit the grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

R. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

S. Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

T. Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

U. Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

V. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

W. Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

X. Plan shall mean the Corporation’s 2000 Stock Incentive Plan.

Y. Plan Administrator shall mean either the Board or a committee of the Board acting in its administrative capacity under the Plan.

Z. Service shall mean Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

AA. Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

BB. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

EMPLOYEES & CONSULTANTS

ACTIVE POWER, INC.

2000 STOCK INCENTIVE PLAN

DISCRETIONARY OPTION GRANT PROGRAM

PLAN SUMMARY AND PROSPECTUS

The date of this Prospectus is July 13, 2000

DISPOSITION OF OPTION SHARES		11

36.	When can I sell my shares?	11

MISCELLANEOUS		11

37.	Is financing available under the Plan?	11
38.	Do I have the right to remain employed until my options under the Discretionary Option Grant Program vest?	11
39.	Are there any circumstances which would cause me to lose my rights with respect to an option or a stock issuance?	11
40.	Does the Plan restrict the authority of the Corporation to grant or assume options outside of the Plan?	12
41.	Does the grant of an option or the issuance of shares under the Plan affect my eligibility to participate in other plans of the Corporation?	12
42.	What is a parent corporation?	12
43.	What is a subsidiary corporation?	12
44.	Is the Plan subject to ERISA?	12

QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES		12

INCENTIVE OPTIONS		12

T1.	Will the grant of an Incentive Option result in Federal income tax liability to me?	12
T2.	Will the exercise of an Incentive Option result in Federal income tax liability to me?	12
T3.	When will I be subject to Federal income tax on shares acquired under an Incentive Option?	13
T4.	What constitutes a disposition of Incentive Option shares?	13
T5.	How is my Federal income tax liability determined when I dispose of my shares?	13
T6.	What if I make a qualifying disposition?	13
T7.	What are the normal tax rules for a disqualifying disposition?	13
T8.	What are the Federal tax consequences to the Corporation?	14
T9.	What are the consequences of paying the exercise price of an Incentive Option in the form of shares of Common Stock acquired upon the exercise of an earlier-granted Incentive Option if the delivery of the shares results in a disqualifying disposition?	14
T10.	What are the consequences of paying the exercise price of an Incentive Option in the form of shares of Common Stock (i) acquired under an Incentive Option and held for the requisite holding periods, (ii) acquired under a Non-Statutory Option or (iii) acquired through open-market purchases?	15
T11.	What are the consequences of a subsequent disposition of shares purchased under an Incentive Option with shares of Common Stock?	15

NON-STATUTORY OPTIONS		15

T12.	Will the grant of a Non-Statutory Option result in Federal income tax liability to me?	15
T13.	Will the exercise of a Non-Statutory Option result in Federal income tax liability to me?	15
T14.	Will I recognize additional income when I sell shares acquired under a Non-Statutory Option?	15
T15.	What are the consequences of paying the exercise price of a Non-Statutory Option in the form of shares of Common Stock previously acquired upon the exercise of employee options or through open-market purchases?	16
T16.	What are the Federal tax consequences to the Corporation?	16

FEDERAL TAX RATES		16

T17.	What are the applicable Federal tax rates?	16

ALTERNATIVE MINIMUM TAX		17

T18.	What is the alternative minimum tax ?	17
T19.	What is the allowable exemption amount?	17
T20.	How is the alternative minimum taxable income calculated?	17
T21.	Is the spread on an Incentive Option at the time of exercise normally includible in alternative minimum taxable income?	17
T22.	How will the payment of alternative minimum taxes in one year affect the calculation of my tax liability in a later year?	18

CORPORATION INFORMATION AND ANNUAL PLAN INFORMATION		18

THIS DOCUMENT CONSTITUTES PART OF THE OFFICIAL PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

INFORMATION ON THE

2000 STOCK INCENTIVE PLAN

DISCRETIONARY OPTION GRANT PROGRAM

Active Power, Inc., a Delaware corporation (the “Corporation”), is offering shares of its common stock (the “Common Stock”) to eligible individuals in the Corporation’s service pursuant to option grants and direct stock issuances made under the Corporation’s 2000 Stock Incentive Plan (the “Plan”). The purpose of the Plan is to offer the Corporation’s employees, the non-employee members of the Board of Directors (the “Board”), and consultants and other independent advisors who provide services to the Corporation the opportunity to acquire an ownership interest in the Corporation as an incentive for such persons to continue in the Corporation’s service. Unless the context indicates otherwise, all references to the Corporation in this Plan Summary and Prospectus include Active Power, Inc. and its parent and subsidiary corporations, whether now existing or subsequently established.

QUESTIONS AND ANSWERS ABOUT THE PLAN

This Plan Summary and Prospectus sets forth in question and answer format the principal terms of the option grants which may be made from time to time under the Discretionary Option Grant Program in effect under the Plan to individuals who are not officers or directors of the Corporation subject to the short-swing profit restrictions of the Federal securities laws.

GENERAL PLAN PROVISIONS

1.	What is the basic structure of the Discretionary Option Grant Program?

The Discretionary Option Grant Program is one of several equity incentive programs in effect under the Plan. Under the Discretionary Option Grant Program, options may be granted to eligible persons which will provide them with the right to purchase shares of Common Stock during their period of service with the Corporation at a fixed price per share equal to the fair market value of the Common Stock on the grant date.

2.	When did the Plan become effective?

The Plan was adopted by the Board and became effective on July 13, 2000 (the “Effective Date”) to serve as the successor to the Corporation’s existing 1993 Stock Option Plan (the “Predecessor Plan”). The Plan was subsequently approved by the Corporation’s stockholders.

All options outstanding under the Predecessor Plan have been incorporated into the Plan, and no further option grants will be made under the Predecessor Plan. Each option so incorporated will continue to be governed by the terms of the agreement evidencing that option, and no provision of the Plan will adversely affect or otherwise modify the rights of the holders of such incorporated options with respect to their acquisition of shares of Common Stock thereunder.

3.	Who administers the Plan?

The Plan will be administered by the Compensation Committee of the Board (the “Committee”). The Committee is composed of two (2) or more Board members appointed by the Board, and each member will serve for so long as the Board deems appropriate and may be removed by the Board at any time. The Committee in its capacity as administrator of the Plan will be referred to in this document as the “Plan Administrator.”

The Plan Administrator will have full authority, with respect to the option grants made under the Discretionary Option Grant Program, to determine the persons who are to be granted options, the time or times when such option grants are to be made, the number of shares to be subject to each such grant, the time or times when each option is to become exercisable, the vesting schedule applicable to the option shares and the maximum period for which the option is to remain outstanding.

4.	Who is eligible to participate in the Discretionary Option Grant Program?

Employees, non-employee Board members, consultants and other independent advisors in the Corporation’s service are eligible to participate in the Discretionary Option Grant Program.

5.	How many shares of Common Stock may be issued under the Plan?

The maximum number of shares of Common Stock issuable over the term of the Plan will initially be limited to 6,116,934 shares, subject to adjustment for certain changes in the Corporation’s capital structure. Such authorized share reserve includes (i) the number of shares which remained available for issuance under the Predecessor Plan as of the initial public offering of the Common Stock and (ii) an additional increase of 2,592,000 shares authorized by the Board under the Plan and approved by the stockholders. The number of shares of Common Stock authorized for issuance under the Plan will automatically increase on the first trading day of each calendar year, beginning with the 2001 calendar year, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 1,080,000 shares.

Should one or more outstanding options under the Plan expire or terminate for any reason prior to exercise in full, the shares of Common Stock subject to the portion of each option not so exercised will be available for subsequent issuance under the Plan. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original exercise or issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan will be added back to the number of shares of Common Stock available for issuance under the Plan and may accordingly be reissued through one or more subsequent option grants or direct stock issuances under the Plan. However, shares subject to stock appreciation rights exercised under the Plan will not be available for subsequent issuance.

No individual participating in the Plan may receive options, and direct stock issuances for more than 1,080,000 shares of Common Stock per calendar year, beginning with the 2000 calendar year. Except for such restriction and certain other restrictions in connection with incentive stock option grants (see the “Incentive Options” section below), there are no limitations on the number of shares of Common Stock for which an eligible individual may be granted options under the Discretionary Option Grant Program.

The Common Stock will be made available either from authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Corporation, including shares repurchased on the open market.

6.	What happens if there is a change in the Corporation’s capital structure?

In the event of a Recapitalization (as defined below), appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve is to increase annually, (iii) the number and/or class of securities for which any one person may be granted options and direct stock issuances per calendar year and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option. The adjustments to such outstanding options will preclude the dilution or enlargement of the rights and benefits available under those options.

For purposes of the Plan, a Recapitalization is any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration.

7.	Can the Plan be amended or terminated?

Yes. The Board has exclusive authority to amend or modify the Plan in any and all respects. However, no amendment or modification may, without the holder’s consent, adversely affect such individual’s rights and obligations under his or her outstanding options or direct stock issuances under the Plan. In addition, certain amendments to the Plan may require approval of the Corporation’s stockholders.

The Plan will terminate upon the earliest to occur of (i) July 12, 2010, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Change in Control (see the “Early Termination of Options” section below). Should the Plan terminate on July 12, 2010, then any option grants outstanding at that time under the Discretionary Option Grant Program will continue to have force and effect in accordance with the provisions of the agreements evidencing those grants.

GRANT OF OPTIONS

8.	How are options granted under the Discretionary Option Grant Program?

The Plan Administrator will have complete discretion (subject to the limitations of the Plan) to determine when and to whom options will be granted under the Discretionary Option Grant Program and the terms of each such grant. Each option grant will be evidenced by one or more options documents (collectively, the “Option Agreement”) executed by the Corporation and the optionee.

9.	What type of options may be granted under the Discretionary Option Grant Program?

The Plan Administrator may grant incentive stock options (“Incentive Options”) designed to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options which do not satisfy such requirements (“Non-Statutory Options”). For a discussion of the difference in tax treatment under the Code between Incentive Options and Non-Statutory Options, see the “Questions and Answers on Federal Tax Consequences” section below.

10.	How is the exercise price determined?

The exercise price of an option will be determined by the Plan Administrator and may be less than, equal to or greater than the fair market value of the Common Stock on the grant date.

11.	How is the fair market value of the Common Stock determined?

The fair market value per share of Common Stock on any relevant date under the Plan will be the closing selling price per share on that date, as reported on the Nasdaq National Market. If the Common Stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists. Stock prices are reported daily in most major newspapers.

12.	Can the Corporation cancel my option and grant me a new option?

Yes. The Plan Administrator has the authority to cancel outstanding options and to issue new options in replacement, but your consent will be required in connection with your participation in any such cancellation/regrant program. The new options can cover the same or a different number of shares of Common Stock and will have an exercise price per share based on the fair market value of the Common Stock on the new grant date. In addition, it is likely that the new options will have a vesting schedule based on the new grant date, without any credit provided for the period the cancelled options were outstanding.

13.	Can I assign or transfer my option?

No. Your options generally cannot be assigned or transferred, except by the provisions of your will or the laws of inheritance following your death. However, one or more Non-Statutory Options may be structured so that those options will be assignable as a gift in whole or in part during your lifetime to one or more members of your immediate family, to a trust in which you and/or one or more such family members have a more than fifty percent (50%) beneficial ownership interest or to an entity in which more than fifty percent (50%) of the voting interests are owned by you and/or such family members or pursuant to a qualified domestic order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment.

NOTE: Outstanding options under the Predecessor Plan which have been incorporated into the Plan may not be transferred, pledged, or otherwise encumbered or disposed of other than by will or by the laws of descent and distribution following your death.

14.	When do I acquire the rights of a stockholder?

You will not have any stockholder rights with respect to the option shares. You will not acquire stockholder rights until you exercise the option, pay the exercise price and become a holder of record of the purchased shares.

EXERCISE OF OPTIONS

15.	When may I exercise my option?

Your option may be immediately exercisable for all of the option shares or may become exercisable for such shares in a series of installments over the period that you remain in the Corporation’s service. The exercise schedule applicable to your option will be determined by the Plan Administrator at the time of grant and will be set forth in the Option Agreement. You may exercise your option at any time for the shares for which your option is exercisable, provided you do so before the option terminates. However, any shares purchased under an option in which you are not vested upon your termination of service will be subject to repurchase by the Corporation as discussed below.

NOTE: Outstanding options under the Predecessor Plan which have been incorporated into the Plan are generally exercisable in installments for vested shares.

16.	When will my option terminate?

No option granted under the Discretionary Option Grant Program may have a term in excess of ten (10) years. The actual expiration date of your option will be set forth in the Option Agreement. Your option may, however, terminate prior to its designated expiration date in the event of your termination of service or upon the occurrence of certain other events. See the “Early Termination of Options” section below.

17.	How do I exercise my option?

To exercise your option, you must provide the Corporation with written notice of the exercise in which you indicate the number of shares to be purchased under your option. The notice must be accompanied by payment of the exercise price for the purchased shares, together with appropriate proof that the person exercising the option (if other than yourself) has the right to effect such exercise. You will be required to satisfy all applicable income and employment tax withholding requirements at that time. For information about such tax withholding, see the “Questions and Answers on Federal Tax Consequences” section below.

18.	How do I pay the exercise price?

The exercise price may be paid in cash or check payable to the Corporation or in shares of Common Stock. Any such shares will be valued at fair market value on the exercise date and must have been held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes (generally a six (6)-month period).

Cashless exercises are also permitted to the extent your option is exercised for vested shares of Common Stock. To use this procedure, you must provide irrevocable written instructions to a Corporation-designated brokerage firm to effect the immediate sale of the vested shares of Common Stock purchased under your option and to pay over to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes. Concurrently with such instructions, you must also direct the Corporation to deliver the certificates for the purchased shares to the brokerage firm in order to complete the sale.

19.	Does the Corporation have the right to repurchase the shares acquired upon exercise of my option?

The answer will depend upon the exercise and vesting schedules in effect for your option. If you are granted an option which becomes exercisable in a series of installments over your period of service, then the shares of Common Stock purchased under that option will be fully-vested when acquired and will not be subject to the Corporation’s repurchase rights. However, if you are granted an option which is exercisable immediately, then the shares of Common Stock purchased under such option will normally be subject to a vesting schedule pursuant to which the Corporation may repurchase, at the original exercise price, any unvested shares you hold at the time of your termination of service. If you wait to exercise your option so that you purchase only vested shares, then the Corporation will not have any right to repurchase those shares.

The Corporation’s repurchase rights will also cover any new, substituted or additional securities or other property subsequently distributed with respect to your unvested shares of Common Stock by reason of any Recapitalization. Appropriate adjustments to reflect the distribution will be made to the number and/or class of securities subject to the Corporation’s repurchase rights and the price per share payable upon the exercise of those rights.

The Plan Administrator will have full discretion to establish the remaining terms upon which the Corporation’s repurchase rights are to become exercisable (including the procedure for effecting such repurchase), and such terms will be included in the agreement evidencing the repurchase rights.

20.	Can I transfer shares subject to the Corporation’s repurchase rights?

You may not transfer, assign or encumber any unvested shares of Common Stock which are subject to the Corporation’s repurchase rights, except for certain gifts approved by the Plan Administrator or transfers by will or inheritance following your death. The certificates representing such unvested shares may, in the Plan Administrator’s discretion, bear a legend indicating the existence of such transfer restrictions, or the unvested shares (and any securities or other property distributed with respect to such shares) may be held in escrow by the Corporation (or any successor entity) until you vest in those shares.

21.	When will the Corporation’s repurchase right lapse?

The Corporation’s repurchase right will lapse, and you will vest in your option shares, in one or more installments according to the vesting schedule established by the Plan Administrator and set forth in the agreement evidencing the repurchase right. In addition, the Corporation’s repurchase right may under certain circumstances lapse, and the shares subject to the terminated right will thereupon vest, in connection with certain changes in ownership or control of the Corporation. (For further information, see the discussion below under the “Early Termination of Options” section.)

22.	Does the Plan include any special programs?

The Plan includes two special programs: the Stock Appreciation Rights Program and the Tax Withholding Program which are explained more fully below. The Plan Administrator will have the discretion to extend the benefits of either of those programs to one or more eligible individuals under the Plan. You will be notified in writing should you be selected for participation in either program.

23.	What is the Stock Appreciation Rights Program?

The Plan Administrator has the discretion to grant to selected optionees tandem stock appreciation rights (“SARs”) which provide the optionee with the right to elect between the normal exercise of the option for shares of Common Stock and the surrender of all or part of that option for a distribution from the Corporation equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the exercise price payable for those shares. The distribution may, in the Plan Administrator’s discretion, be made in cash or in shares of Common Stock. The Plan Administrator will have full discretion to establish the remaining terms upon which the SARs are to become exercisable and such terms will be set forth in the agreement evidencing the SARs.

The Plan Administrator may also grant limited SARs to one or more Section 16 Insiders. Upon the occurrence of a Hostile Take-Over, each outstanding option with such a limited SAR may be surrendered by the Section 16 Insider to the Corporation, to the extent the option is at the time exercisable for vested shares. Any such option surrender must be effected within the thirty (30)-day period following the Hostile Take-Over, and the Section 16 Insider will in return receive a cash distribution from the Corporation in an amount equal to the excess of (i) the Option Surrender Value of the shares of Common Stock in which the Section 16 Insider is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for those shares. The exercise of the limited SAR in accordance with the foregoing terms and conditions will be pre-approved by the Plan Administrator at the time the SAR is granted, and no additional approval of the Plan Administrator or the Board will be required at the time of the actual option surrender and cash distribution. The cash distribution to which the Section 16 Insider becomes entitled upon the exercise of the limited SAR will be made within five (5) business days following the option surrender date. The balance of the option (if any) will continue to remain outstanding and exercisable in accordance with the Option Agreement.

A Hostile Take-Over will be deemed to occur (i) in the event any person or related group of persons directly or indirectly acquires securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept or (ii) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

The Option Surrender Value per share will be deemed to be equal to the greater of (i) the fair market value per share of Common Stock on the option surrender date or (ii) the highest reported price per share paid by the tender offeror in effecting the Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Option Surrender Value will not exceed the clause (i) price per share.

The shares of Common Stock subject to options surrendered in connection with the exercise of SARs will not be available for subsequent issuance under the Plan.

NOTE: None of the options incorporated from the Predecessor Plan contain any SARs.

24.	What is the Tax Withholding Program?

The Plan Administrator may select one or more holders of Non-Statutory Options for participation in the Tax Withholding Program. Each selected individual may elect to have the Corporation withhold, from the shares of Common Stock purchased under his or her Non-Statutory Option, a portion of those shares with a fair market value equal to a designated percentage (not to exceed one hundred percent (100%)) of the Federal, state and local tax withholding liability incurred in connection with the exercise of that option. In lieu of such direct withholding, the Plan Administrator may allow such individual to deliver previously acquired shares of Common Stock in satisfaction of the tax liability. However, no shares of Common Stock will actually be withheld or accepted in satisfaction of such tax liability except to the extent approved by the Plan Administrator, and any such withheld or delivered shares will be valued at fair market value on the date of the option exercise.

INCENTIVE OPTIONS

This section applies only to Incentive Options. Non-Statutory Options are not subject to these provisions.

25.	Who is eligible to receive an Incentive Option?

Incentive Options may only be granted to individuals who are employees of the Corporation.

26.	What is the exercise price of an Incentive Option?

Incentive Options must have an exercise price per share equal to at least one hundred percent (100%) of the fair market value per share of Common Stock on the option grant date.

27.	Is there a limitation on the number of shares for which an Incentive Option may become exercisable in any one calendar year?

Yes. The aggregate fair market value of the shares of Common Stock (determined at the date of grant) for which an option may for the first time become exercisable in any calendar year as an Incentive Option under the Federal tax laws may not exceed $100,000. To the extent you hold two (2) or more Incentive Options which become exercisable for the first time in the same calendar year, the $100,000 limitation will be applied on the basis of the order in which those options were granted. Options which do not qualify for Incentive Option treatment under the Federal tax laws by reason of this dollar limitation may nevertheless be exercised as Non-Statutory Options in the calendar year in which they become exercisable for the excess number of shares.

Example: On April 3, 2000, Sam Smith is granted an Incentive Option to purchase 4,000 shares of Common Stock at an exercise price of $80.00 per share, the fair market value of the Common Stock on that date. The option will become exercisable for the option shares in a series of four successive equal annual installments, beginning April 3, 2001. When the option becomes exercisable for the second annual installment on April 3, 2002, the fair market value of the Common Stock is assumed to be $120.00 per share. On February 25, 2001, Sam is granted a second Incentive Option to purchase 4,000 shares of Common Stock at an exercise price of $100.00 per share, the fair market value of the Common Stock on that date. This option will also become exercisable for the option shares in a series of four successive equal annual installments beginning on February 25, 2002. When the option becomes exercisable for the first annual installment on that date, the fair market value of the Common Stock is assumed to be $120.00 per share.

The aggregate fair market value of the 1,000 shares of Common Stock (measured as of the grant date) which become exercisable under the first option in 2002 is $80,000. The aggregate fair market value of the 1,000 shares of Common Stock (measured as of the grant date) which become exercisable under the second option in 2002 is $100,000. Accordingly, 800 of the shares which first become purchasable in 2002 under the 2001 option will not qualify for favorable tax treatment as Incentive Options because the aggregate value (as measured as of the grant date) of the shares of Common Stock for which the two options first become exercisable in the 2002 calendar year exceeds $100,000 ($80,000 + $100,000 = $180,000). The 800 shares which do not qualify for Incentive Option treatment under the 2000 option may be exercised as Non-Statutory Options.

28.	Can an Incentive Option lose its qualified status?

Yes. An option granted as an Incentive Option will generally be taxed as a Non-Statutory Option if exercised more than three (3) months after you terminate employee status. Certain amendments or modifications to the option may also cause the loss of Incentive Option status, but no such amendment or modification may be made without your consent.

29.	What limitations apply to Incentive Options granted to a 10% stockholder?

If an Incentive Option is granted to an individual who is at the time the owner of stock possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any parent or subsidiary corporation, then the exercise price per share cannot be less than one hundred ten percent (110%) of the fair market value of the Common Stock on the grant date, and the option term may not exceed five (5) years from the grant date.

EARLY TERMINATION OF OPTIONS

30.	What happens to my options if my service terminates?

After your termination of service for any reason other than death, disability or Misconduct (as defined below in Question 25), you will have a limited period of time in which to exercise your outstanding options for any shares of Common Stock for which those options are exercisable on the date your service terminates. The length of this period will be set forth in your Option Agreement and will generally not be in excess of three (3) months. However, your option will in all events terminate on the specified expiration date of the option term. To the extent your options are not exercisable for one or more shares at the time of your termination of service, your options will immediately terminate and cease to be outstanding with respect to those unexercisable shares.

Unless your Option Agreement specifically provides otherwise, you will be deemed to continue in service for so long as you render services on a periodic basis to the Corporation, whether as (i) an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, (ii) a non-employee Board member or (iii) a consultant or independent advisor.

The Plan Administrator has the discretion to extend the period during which you may exercise one or more of your options following your termination of service and/or to permit such options to be exercised not only with respect to the number of shares of Common Stock for which your options are exercisable but also with respect to one or more additional installments for which your options would have become exercisable had you continued in service. You will be notified in writing in the event the Plan Administrator decides to provide you with any of these additional benefits.

31.	What happens to my options if I am discharged from service for Misconduct?

Should you be discharged from service for Misconduct, all of your outstanding options will immediately terminate. For purposes of the Plan, Misconduct includes (i) any act of fraud, embezzlement or dishonesty, (ii) any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or (iii) any other intentional misconduct adversely affecting the business or affairs of the Corporation in a material manner. However, the foregoing list is not inclusive of all the acts or omissions which may be considered as grounds for dismissal or discharge of any individual in the Corporation’s service.

32.	What happens to my options if I die or become disabled or take a leave of absence?

If you die while any of your options are outstanding, the personal representative of your estate or the person or persons to whom the options are transferred by the provisions of your will or the laws of inheritance following your death may exercise each of those options for any or all vested shares of Common Stock for which the option was exercisable on the date your service with the Corporation terminated, less any shares you may have subsequently purchased prior to your death. The right to exercise each such option will lapse upon the earlier to occur of (i) the expiration of the option term or (ii) the first anniversary of the date of your death.

If you terminate your service with the Corporation because you become permanently disabled, you will normally have a period of twelve (12) months from the date of such termination of service during which to exercise your options for any or all of the shares for which those options were exercisable at the time of such termination. In no event, however, may you exercise any option after the specified expiration of the option term. For purposes of the Plan, you will be deemed to be permanently disabled if you are unable to perform any substantial gainful activity by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) consecutive months or more.

Should you take an approved leave of absence from active service with the Corporation, then it is important that you review the provisions of the Option Agreement in effect for your outstanding options in order to determine the effect which your leave will have upon those options. For example, the duration of your leave will determine whether or not the vesting schedule for your options will be frozen so that no additional option shares vest under your options while you remain on leave. Under certain circumstances, a leave of absence of ninety (90) days may convert any Incentive Options you hold into Non-Statutory Options for income tax purposes.

33.	What happens to my options if the Corporation is acquired or merged?

In the event of a Change in Control (as defined below), all options outstanding under the Discretionary Option Grant Program will automatically accelerate so that each such option will, immediately prior to the effective date of the Change in Control, become fully exercisable for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of those shares as fully vested shares. However, an outstanding option will not become exercisable on such an accelerated basis if and to the extent: (i) the option is assumed by the successor corporation or otherwise continued in full force and effect, (ii) such option is replaced with a cash incentive program which preserves the option spread existing at the time of the Change in Control on any shares for which the option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same exercise/vesting schedule applicable to those option shares or (iii) acceleration of the option is subject to other limitations imposed by the Plan Administrator in the Option Agreement.

All outstanding options under the Discretionary Option Grant Program will, to the extent not assumed by the successor corporation or otherwise continued in full force and effect, terminate and cease to be outstanding immediately following the completion of the Change in Control.

Any Incentive Options accelerated upon the Change in Control will remain exercisable as Incentive Options under the Federal tax laws only to the extent the applicable $100,000 limitation is not exceeded. If such limitation is exceeded, the option will be exercisable for the excess number of shares as a Non-Statutory Option.

A Change in Control will be deemed to occur upon (i) a merger or consolidation unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter owned, directly or indirectly and in substantially the same proportion by the persons who beneficially owned those securities immediately prior to such transaction, (ii) a sale, transfer or other disposition of all or substantially all the assets of the Corporation in liquidation or dissolution of the Corporation or (iii) the acquisition by any person of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board recommends such stockholders accept.

NOTE: The outstanding options under the Predecessor Plan which have been incorporated into the Plan provide that upon an acquisition of the Corporation (whether through merger or sale of all or substantially all of the assets), the options will accelerate unless assumed. Immediately following the acquisition, the outstanding options will terminate except to the extent assumed by the acquiror.

34.	What happens to my options that are assumed or otherwise continued upon a Change in Control?

Each option under the Discretionary Option Grant Program which is assumed by the successor corporation will, immediately after the Change in Control, be appropriately adjusted to apply to the number and class of securities which would have been issued to the optionee in consummation of the Change in Control had the option been exercised immediately prior to the Change in Control. Appropriate adjustments will also be made to the exercise price payable per share, provided the aggregate exercise price for the option shares will remain the same. To the extent the holders of Common Stock receive cash consideration for their Common Stock in consummation with the Change in Control, the successor corporation may, in connection with the assumption of the option, substitute one or more shares of its common stock with a fair market equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

The Plan Administrator may provide for the accelerated vesting of any outstanding option which the Change in Control does not otherwise vest at the time of the Change in Control, in the event the optionee’s service terminates through an Involuntary Termination effected within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control. Any option so accelerated will remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the end of the one (1)-year period measured from the date of the Involuntary Termination. You should review your Option Agreement to determine whether the option you hold will in fact accelerate upon such an Involuntary Termination.

An Involuntary Termination will be deemed to occur upon (i) the optionee’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct or (ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her duties and level of responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any performance- based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the optionee’s consent.

35.	What happens to my options if there is a Hostile Take-Over of the Corporation?

The Plan Administrator may provide for the automatic acceleration of one or more outstanding options under the Plan upon a Hostile Take-Over or upon the termination of the optionee’s service through an Involuntary Termination effected within a designated period (not to exceed eighteen (18) months) following the effective date of a Hostile Take-Over, so that each such option will, immediately prior to the occurrence of such transaction, become fully exercisable for the total number of shares of Common Stock at the time subject to that option and may be exercised for all or any portion of those shares as fully vested shares. You should review your Option Agreement to determine whether the option you hold will accelerate upon your Involuntary Termination following a Hostile Take-Over.

Except as otherwise provided in the Option Agreement, any option so accelerated will remain exercisable for fully-vested shares until the expiration of the option term. However, any Incentive Option accelerated upon the Hostile Take-Over will remain exercisable as an Incentive Option under the Federal tax laws only to the extent the applicable $100,000 dollar limitation is not exceeded. If such limitation is exceeded, the option may be exercised for the excess number of shares as a Non-Statutory Option.

A Hostile Take-Over will be deemed to occur in the event (i) any person directly or indirectly acquires securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders accept or (ii) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

NOTE: None of the outstanding options under the Predecessor Plan which have been incorporated into the Plan contains any of the special acceleration features summarized in this question.

DISPOSITION OF OPTION SHARES

36.	When can I sell my shares?

You may sell the shares you purchase under the Plan at any time without restriction, provided you are not an officer or director of the Corporation subject to the short-swing profit limitations of the Federal securities laws.

MISCELLANEOUS

37.	Is financing available under the Plan?

The Plan Administrator may elect to assist you in the acquisition of shares of Common Stock under the Discretionary Option Grant Program by permitting you to pay the purchase price for the shares through a promissory note payable in one or more installments. The terms of any such promissory note, including the interest rate and terms of repayment, will be established in the sole discretion of the Plan Administrator. Promissory notes will be made on a full-recourse basis, and the maximum credit available to you may not exceed the purchase price payable for the acquired shares plus any withholding tax liability incurred by you in connection with such acquisition. In addition, the Corporation will comply with all applicable requirements of Regulation U of the Board of Governors of the Federal Reserve System in connection with any financing extended under the Plan.

38.	Do I have the right to remain employed until my options under the Discretionary Option Grant Program vest?

No. Nothing in the Plan or in any option grant under the Discretionary Option Grant Program is intended to provide any person with the right to remain in the Corporation’s service for any specific period, and both you and the Corporation will each have the right to terminate your service at any time and for any reason, with or without cause.

39.	Are there any circumstances which would cause me to lose my rights with respect to an option or a stock issuance?

Yes. The grant of options under the Discretionary Option Grant Program and the issuance of Common Stock under those options are subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the securities issuable thereunder. It is possible that the Corporation could be prevented from granting options or from issuing shares of Common Stock under the Discretionary Option Grant Program in the event one or more required approvals or permits were not obtained.

40.	Does the Plan restrict the authority of the Corporation to grant or assume options outside of the Plan?

No. The Plan does not limit the authority of the Corporation to grant options outside of the Plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, corporation or other business entity.

41.	Does the grant of an option or the issuance of shares under the Plan affect my eligibility to participate in other plans of the Corporation?

No. Option grants made under the Discretionary Option Grant Program do not in any way affect, limit or restrict your eligibility to participate in any other stock plan or other compensation or benefit plan or program maintained by the Corporation.

42.	What is a parent corporation?

A corporation is a parent corporation if such corporation owns, directly or indirectly, securities representing fifty percent (50%) or more of the total combined voting power of the Corporation’s outstanding securities.

43.	What is a subsidiary corporation?

A corporation is a subsidiary corporation if the Corporation owns, directly or indirectly, securities representing fifty percent (50%) or more of the total combined voting power of the outstanding securities of that corporation.

44.	Is the Plan subject to ERISA?

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Code.

QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES

The following is a general description of the Federal income tax consequences of option grants made under the Discretionary Option Grant Program. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Plan.

The tax consequences of Incentive Options and Non-Statutory Options differ as described below.

INCENTIVE OPTIONS

T1.	Will the grant of an Incentive Option result in Federal income tax liability to me?

No.

T2.	Will the exercise of an Incentive Option result in Federal income tax liability to me?

No. You will not recognize taxable income at the time the Incentive Option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to your income for purposes of the alternative minimum tax (see the “Alternative Minimum Tax” section below). On or before January 31 of the calendar year following the calendar year in which you exercise your Incentive Option, you will receive an information statement from the Corporation indicating, among other items, the number of shares of Common Stock you purchased in connection with such exercise, the market price of the Common Stock on the exercise date and the price you paid for the purchased shares.

T3.	When will I be subject to Federal income tax on shares acquired under an Incentive Option?

Generally, you will recognize income in the year in which you make a disposition of the shares purchased under your Incentive Option.

T4.	What constitutes a disposition of Incentive Option shares?

A disposition of shares purchased under an Incentive Option will occur in the event you transfer legal title to those shares, whether by sale, exchange or gift, or you deliver such shares in payment of the exercise price of any other Incentive Option you hold. However, a disposition will not occur if you engage in any of the following transactions: a transfer of the shares to your spouse, a transfer into joint ownership with right of survivorship provided you remain one of the joint owners, a pledge of the shares as collateral for a loan, a transfer by bequest or inheritance upon your death or certain tax-free exchanges of the shares permitted under the Code.

T5.	How is my Federal income tax liability determined when I dispose of my shares?

Your Federal income tax liability will depend upon whether you make a qualifying or disqualifying disposition of the shares purchased under your Incentive Option. A qualifying disposition will occur if the sale or other disposition of the shares takes place more than two (2) years after the date the Incentive Option was granted and more than one (1) year after the date the option was exercised for the particular shares involved in the disposition. A disqualifying disposition is any sale or other disposition made before both of these minimum holding periods are satisfied.

T6.	What if I make a qualifying disposition?

You will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for the shares. You will recognize a long-term capital loss if the amount realized is lower than the exercise price paid for the shares. (For the tax rates applicable to capital gain, please see Question T17.)

Example: On April 3, 2000, you are granted an Incentive Option for 1,000 shares with an exercise price of $80.00 per share. On April 4, 2002, you exercise the option for 500 vested shares when the market price is $100.00 per share. The purchased shares are held until December 15, 2003, when you sell them for $120.00 per share.

Because the disposition of the shares is made more than two (2) years after the grant date of the 2000 Incentive Option and more than one (1) year after the option was exercised, the sale represents a qualifying disposition of such shares, and for Federal income tax purposes, there will be a long-term capital gain of $40.00 per share.

T7.	What are the normal tax rules for a disqualifying disposition?

Normally, when you make a disqualifying disposition of shares purchased under an Incentive Option, you will recognize ordinary income at the time of the disposition in an amount equal to the excess of (i) the fair market value of the shares on the option exercise date over (ii) the exercise price paid for those shares. If the disqualifying disposition is effected by means of an arm’s length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (i) the amount realized upon the disposition of the shares or (ii) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. The amount of your disqualifying disposition income will be reported by the Corporation on your W-2 wage statement for the year of disposition, and any applicable withholding taxes which arise in connection with the disqualifying disposition will be deducted from your wages or otherwise collected from you.

Any additional gain recognized upon the disqualifying disposition will be capital gain, which will be long-term if the shares have been held for more than one (1) year following the exercise date of the option. (See Question T17 below for the tax rates applicable to capital gain.)

Example: On April 3, 2000, you are granted an Incentive Option for 1,000 shares with an exercise price of $80.00 per share. On April 4, 2002, you exercise this option for 500 vested shares when the market price is $100.00 per share. The purchased shares are held until June 1, 2002, when you sell them for $120.00 per share.

Because the disposition of the shares is made less than one (1) year after the exercise date of the 2000 Incentive Option, the sale represents a disqualifying disposition of the shares, and for Federal income tax purposes, the gain upon the sale will be divided into two (2) components:

Ordinary Income: You will recognize ordinary income in the amount of $20.00 per share, the excess of the $100.00 per share market price of the shares on the date the option was exercised over the $80.00 per share exercise price.

Capital Gain: You will also recognize a short-term capital gain of $20.00 per share with respect to each share sold.

In the event the shares purchased under an Incentive Option are sold in a disqualifying disposition for less than the exercise price paid for those shares, you will not recognize any income but will recognize a capital loss equal to the excess of (i) the exercise price paid for the shares over (ii) the amount realized upon the disposition of those shares. For example, if the shares in the above Example are sold for $60.00 per share in the disqualifying disposition, you would simply recognize a short-term capital loss of $20.00 per share.

T8.	What are the Federal tax consequences to the Corporation?

If you make a qualifying disposition of shares acquired upon the exercise of an Incentive Option, then no income tax deduction may be taken by the Corporation with respect to such shares. Should you make a disqualifying disposition of such shares, then the Corporation will be entitled to an income tax deduction equal to the amount of ordinary income you recognize in connection with the disposition. The deduction will, in general, be allowed to the Corporation in the taxable year in which the disposition occurs.

T9.	What are the consequences of paying the exercise price of an Incentive Option in the form of shares of Common Stock acquired upon the exercise of an earlier-granted Incentive Option if the delivery of the shares results in a disqualifying disposition?

If the delivery of the shares acquired under an earlier granted Incentive Option results in a disqualifying disposition, then you will be subject to ordinary income taxation on the excess of (i) the fair market value of the delivered shares at the time of their original purchase over (ii) the exercise price paid for the delivered shares.

The tax basis and capital gain holding periods for the shares of Common Stock purchased upon exercise of the Incentive Option will be determined as follows:

(i) To the extent the purchased shares equal in number the delivered shares as to which there is a disqualifying disposition, the basis for the new shares will be equal to the fair market value of the delivered shares at the time they were originally purchased, (or at the time any forfeiture restrictions applicable to those share lapsed), and the capital gain holding period for these shares will include the period for which the delivered shares were held (measured from their original purchase date or (if later) from the lapse date of any forfeiture restriction applicable to those shares).

(ii) To the extent the number of purchased shares exceeds the number of delivered shares, the additional shares will have a zero basis and a capital gain holding period measured (in general) from the exercise date.

T10.	What are the consequences of paying the exercise price of an Incentive Option in the form of shares of Common Stock (i) acquired under an Incentive Option and held for the requisite holding periods, (ii) acquired under a Non-Statutory Option or (iii) acquired through open-market purchases?

If the exercise price for the Incentive Option is paid with shares of Common Stock (i) acquired under an Incentive Option and held for the requisite minimum holding periods for a qualifying disposition, (ii) acquired under a Non-Statutory Option or (iii) acquired through open-market purchases, you will not recognize any taxable income (other than as described in the “Alternative Minimum Tax” section below) with respect to the shares of Common Stock purchased upon exercise of the Incentive Option. To the extent the purchased shares equal in number the shares of Common Stock delivered in payment of the exercise price, the new shares will have the same basis and holding period for capital gain purposes as the delivered shares. To the extent the number of purchased shares exceeds the number of delivered shares, the additional shares will have a zero basis and a capital gain holding period measured (in general) from the exercise date.

T11.	What are the consequences of a subsequent disposition of shares purchased under an Incentive Option with shares of Common Stock?

If the Incentive Option is exercised with shares of Common Stock, then those shares purchased under the Incentive Option which have a zero basis will be treated as the first shares sold or otherwise transferred in a disqualifying disposition. Accordingly, upon such a disqualifying disposition, you will recognize ordinary income with respect to the zero basis shares in an amount equal to their fair market value on the date the option was exercised for those shares. Any additional gain will in most instances be taxed as short-term capital gain.

NON-STATUTORY OPTIONS

T12.	Will the grant of a Non-Statutory Option result in Federal income tax liability to me?

No.

T13.	Will the exercise of a Non-Statutory Option result in Federal income tax liability to me?

Normally, you will recognize ordinary income in the year in which the Non-Statutory Option is exercised in an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for those shares. This income will be reported by the Corporation on your W-2 wage statement for the year of exercise (or on a Form 1099 if you are not an employee), and you will be required to satisfy the tax withholding requirements applicable to this income.

T14.	Will I recognize additional income when I sell shares acquired under a Non-Statutory Option?

Yes. You will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the disposition. (Please see Question T17 below for tax rates applicable to capital gain.) The holding period will normally start at the time the Non-Statutory Option is exercised.

T15.	What are the consequences of paying the exercise price of a Non-Statutory Option in the form of shares of Common Stock previously acquired upon the exercise of employee options or through open-market purchases?

You will not recognize any taxable income to the extent the shares of Common Stock received upon the exercise of the Non-Statutory Option equal in number the shares of Common Stock delivered in payment of the exercise price. For Federal income tax purposes, these newly-acquired shares will have the same basis and capital gain holding period as the delivered shares. To the extent the delivered shares were acquired under an Incentive Option, the new shares received upon the exercise of the Non-Statutory Option will continue to be subject to taxation as Incentive Option shares in accordance with the Incentive Option principles discussed above.

The additional shares of Common Stock received upon the exercise of the Non-Statutory Option will, in general, have to be reported as ordinary income for the year of exercise in an amount equal to their fair market value on the exercise date. These additional shares will have a tax basis equal to such fair market value and a capital gain holding period measured (in general) from the exercise date.

T16.	What are the Federal tax consequences to the Corporation?

The Corporation will be entitled to an income tax deduction equal to the amount of ordinary income you recognize in connection with the exercise of the Non-Statutory Option. The deduction will, in general, be allowed for the taxable year of the Corporation in which you recognize such ordinary income.

FEDERAL TAX RATES

T17.	What are the applicable Federal tax rates?

Effective for the 2000 calendar year, the maximum federal tax rate on ordinary income in excess of $288,350 ($144,175 for a married taxpayer filing a separate return) is 39.6%. The applicable $288,350 ($144,175) threshold is subject to cost-of-living adjustments in taxable years beginning after December 31, 2000. Certain limitations are imposed upon a taxpayer’s itemized deductions, and the personal exemptions claimed by the taxpayer are subject to phase-out. These limitations may result in the taxation of ordinary income at an effective top marginal rate in excess of 39.6%.

Short-term capital gains are subject to the same tax rates as ordinary income. Long-term capital gain is subject to a maximum federal income tax rate of 20%, provided the capital asset is held for more than one (1) year.

Beginning in 2001, capital gain recognized on the sale or disposition of capital assets held for more than five (5) years by individuals not subject to the 28% tax rate on their ordinary income will be subject to tax at a rate of 8%.

Beginning in 2006, capital gain recognized on the sale or disposition of capital assets held for more than five (5) years by individuals subject to the 28% tax rate on their ordinary income will be taxed at a rate of 18% provided the holding period for such property begins after December 3l, 2000. However, any capital gain recognized on the sale or disposition of shares acquired under the Plan will not be eligible for the 18% tax rate unless the option is granted after December 31, 2000.

For the tax year ending December 31, 2000, itemized deductions are reduced by 3% of the amount by which the taxpayer’s adjusted gross income for the year exceeds $128,950 ($64,475 for a married taxpayer filing a separate return). However, the reduction may not exceed 80% of the total itemized deductions (excluding medical expenses, casualty and theft losses, and certain investment interest expense) claimed by the taxpayer. The applicable $128,950 or $64,475 threshold is subject to cost-of-living adjustments in taxable years beginning after December 31, 2000.

In addition, the deduction for personal exemptions claimed by the taxpayer is reduced by 2% for each $2,500 ($1,250 for a married taxpayer filing a separate return) or fraction thereof by which the taxpayer’s adjusted gross income for the year exceeds a specified threshold amount. The applicable thresholds for 2000 are $193,400 for married taxpayers filing joint returns (and in certain instances, surviving spouses), $161,150 for heads of households, $128,950 for single taxpayers and $96,700 for married taxpayers filing separate returns. Accordingly, the deduction is completely eliminated for any taxpayer whose adjusted gross income for the year exceeds the applicable threshold amount by more than $122,500. The threshold amounts will be subject to cost-of-living adjustments in taxable years beginning after December 31, 2000.

ALTERNATIVE MINIMUM TAX

T18.	What is the alternative minimum tax?

The alternative minimum tax is an alternative method of calculating the income tax you must pay each year in order to assure that a minimum amount of tax is paid for the year. In general, the first $175,000 ($87,500 for a married taxpayer filing a separate return) of your alternative minimum taxable income for the year over the allowable exemption amount is subject to alternative minimum taxation at the rate of 26%. The balance of your alternative minimum taxable income is subject to alternative minimum taxation at the rate of 28%. However, the portion of your alternative minimum taxable income attributable to capital gain recognized upon the sale or disposition of capital assets held for more than twelve (12) months will be subject to a reduced alternative minimum tax rate of 20% (10% for individuals not subject to the regular 28% tax rate on their ordinary income). Beginning in 2001, the alternative minimum tax rate applicable to capital gain recognized upon the sale or disposition of capital assets held for more than five (5) years will be equal to the capital gain tax rate in effect for such gain for regular tax purposes (see Question T17 above). The alternative minimum tax will, however, be payable only to the extent that it exceeds your regular federal income tax for the year (computed without regard to certain credits and special taxes).

T19.	What is the allowable exemption amount?

The allowable exemption amount is $45,000 for a married taxpayer filing a joint return, $33,750 for an unmarried taxpayer and $22,500 for a married taxpayer filing a separate return. The allowable exemption amount is, however, to be reduced by $0.25 for each $1.00 by which the individual’s alternative minimum taxable income for the year exceeds $150,000 for a married taxpayer filing a joint return, $112,500 for an unmarried taxpayer, and $75,000 for a married taxpayer filing a separate return.

T20.	How is the alternative minimum taxable income calculated?

Your alternative minimum taxable income is based upon your regular taxable income for the year, adjusted to (i) include certain additional items of income and tax preference and (ii) disallow or limit certain deductions otherwise allowable for regular tax purposes. The spread on the shares purchased under an Incentive Option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee’s alternative minimum taxable income at the time of exercise, whether or not the shares are subsequently made the subject of a disqualifying disposition.

T21.	Is the spread on an Incentive Option at the time of exercise normally includible in alternative minimum taxable income?

Yes. The spread on the shares purchased under an Incentive Option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee’s alternative minimum taxable income at the time of exercise, whether or not the shares are subsequently made the subject of a disqualifying disposition.

T22.	How will the payment of alternative minimum taxes in one year affect the calculation of my tax liability in a later year?

If alternative minimum taxes are paid for one or more taxable years, a portion of those taxes (subject to certain adjustments and reductions) will be applied as a partial credit against your regular tax liability (but not alternative minimum tax liability) for subsequent taxable years. In addition, upon the sale or other disposition of the purchased shares, whether in the year of exercise or in any subsequent taxable year, your basis for computing the gain for purposes of alternative minimum taxable income (but not regular taxable income) will include the amount of the Incentive Option spread previously included in your alternative minimum taxable income.

CORPORATION INFORMATION AND ANNUAL PLAN INFORMATION

Active Power, Inc. is a Delaware corporation which maintains its principal executive offices at 11525 Stonehollow Drive, Suite 110, Austin, TX 78758. The telephone number at the executive offices is (512) 836-6464. You may contact the Corporation at this address or telephone number for further information concerning the Plan and its administration.

A copy of the Corporation’s Annual Report to Stockholders for the most recent fiscal year of the Corporation will be furnished to each participant in the Plan, and additional copies will be furnished without charge to each participant upon written or oral request to the Corporate Secretary of the Corporation at its principal executive offices or upon telephoning the Corporation at its principal executive offices. In addition, any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request to the Corporate Secretary, a copy of any of the documents listed below, which are hereby incorporated by reference into this Prospectus, other than certain exhibits to such documents:

(a)	The Corporation’s Prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, filed with the SEC on August 8, 2000, in connection with the Corporation’s Registration Statement No. 333-36946, in which there is set forth the audited financial statements for the Corporation’s fiscal year ended December 31, 1999;

(b)	The Corporation’s Registration Statement No. 000-30939 on Form 8-A12G/A filed with the SEC on June 30, 2000, in which there is described the terms, rights and provisions applicable to the Corporation’s outstanding Common Stock.

The Corporation will also deliver to each participant in the Discretionary Option Grant Program who does not otherwise receive such materials a copy of all reports, proxy statements and other communications distributed to the Corporation’s stockholders.